Exhibit 10.1

Form of Restricted Share Award Agreement

LIMONEIRA COMPANY
2010 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Award Agreement

THIS AWARD AGREEMENT (the “Agreement”), dated _________________, is effective as of _______________ (the “Effective Date”), between LIMONEIRA COMPANY, a Delaware corporation (“Limoneira”), and ___________________ (the “Participant”).

RECITALS:

Limoneira desires to carry out the purposes of the Limoneira Company 2010 Amended and Restated Omnibus Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant the Award opportunities, as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

PART I – Restricted Share Award

1.             Restricted Share Award Summary.

Grant Date:	_______________
Number of Restricted Shares:	_______________
Vesting Requirements:	[DATE] as to _____________ Shares [DATE] as to _____________ Shares [DATE] as to _____________ Shares

2.             Grant of Restricted Shares.

(a)               Subject to the terms of this Agreement and the Plan, Limoneira hereby grants the Participant an Award of Restricted Shares (the “Restricted Share Award”) consisting the right to receive a number of whole shares (the “Shares”) of Limoneira common stock, $.01 par value per share (“Common Stock”), upon the lapsing of certain restrictions as provided in Part I, Section 1 herein and elsewhere in this Agreement (as restricted, the “Restricted Shares”). The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates, and satisfaction of such conditions, as described in Part I, Sections 1, 5, and 6 herein (the lapse of restrictions on the Restricted Shares shall be referred to as “Vest,” “Vested,” and “Vesting,” and the date Vesting occurs shall be referred to as a “Vesting Date”).

Exhibit 10.1

3.              Stock Legends. The Restricted Shares shall be represented by Common Stock certificate(s) registered in the Participant’s name, or by shares designated for the Participant in book-entry form on the records of Limoneira’s transfer agent, subject to the restrictions set forth in this Agreement. Any stock certificate, or direct registration system book-entry account, issued or established for the Restricted Shares shall bear, in addition to applicable securities law legends, the following or similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions, and restrictions (including forfeiture) contained in the Limoneira Company 2010 Amended and Restated Omnibus Incentive Plan, as it may be amended and/or restated, and the Award Agreement entered into between the registered owner and Limoneira Company. A copy of such Plan and Agreement is on file in the offices of Limoneira Company, 1141 Cummings Road, Santa Paula, CA 93060, Attention: Compensation Committee.”

4.              Custody of Restricted Shares. Any Common Stock certificates or book-entry shares evidencing such Restricted Shares shall be held in custody by Limoneira or, if specified by the Committee, with a custodian or trustee, until the restrictions thereon set forth in this Agreement shall have lapsed. The Participant agrees to deliver a stock power, duly endorsed in blank, relating to any such Restricted Shares in certificate or book entry form.

5.              Vesting of Restricted Share Award. The Committee has sole authority to determine whether and to what degree the Restricted Shares have Vested and to interpret the terms and conditions of this Agreement and the Plan. Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Part I, Section 6 herein), the Restricted Share Award shall Vest as specified in Part I, Section 1 herein.

6.              Termination of Employment; Forfeiture of Award.

(a)               If a Participant's employment is terminated by Limoneira or an Affiliate for cause or a Participant at his sole discretion terminates his employment with Limoneira or an Affiliate, and the Restricted Shares have not Vested pursuant to Part I, Sections 1 and 5, then the Restricted Shares, to the extent not Vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Restricted Shares. The Committee (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Restricted Shares to the extent the Restricted Shares have not Vested as of the Participant’s termination of employment date.

Exhibit 10.1

(b)              Notwithstanding the provisions of Part I, Section 5 and Section 6, the following provisions shall apply if any of the following shall occur prior to the full Vesting of the Restricted Shares:

(i)	Death. In the event that the Participant remains in continuous employment with Limoneira or an Affiliate from the Grant Date until the Participant’s death, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested as of the date of death.

(ii)	Disability. In the event that the Participant remains in the continuous employment with Limoneira or an Affiliate from the Grant Date until the date of the Participant’s termination of employment due to Disability, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested on the date of the Participant’s “termination of employment” on account of Disability. For this purpose, “Disability” shall mean the Participant is unable to engage in his profession by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Committee shall certify Disability, after consultation with a qualified medical examiner, and shall determine a Participant’s date of termination after taking into account the Participant’s position and all applicable laws.

(iii)	Change of Control. In the event that the Participant incurs a termination of employment, other than for cause or at his own discretion, within one (1) year following a Change of Control, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested as of the date of termination of employment.

(iv)	Retirement. In the event that the Participant has been in the continuous employment of Limoneira or an Affiliate for a period of at least the five (5) years immediately preceding the Issue Date, and the Participant's employment is terminated due to retirement, and the Participant has reached normal retirement age of 65, the Restricted Shares shall not be forfeited and any unvested Restricted Shares shall immediately become fully Vested on the date of the Participant’s termination of employment due to retirement.

Exhibit 10.1

7.             Voting and Dividend Rights; Distribution of Shares Following Lapse of Restrictions.

(a)               During the period in which the restrictions provided herein are applicable to the Restricted Shares, the Participant shall have the right to vote such Common Stock and to receive any cash dividends paid with respect to such Common Stock. Any dividend or distribution payable with respect to such Common Stock that will be paid in Shares shall be subject to the same restrictions provided for herein on the Restricted Shares. Any other dividend or distribution (other than cash or Common Stock) payable on the Restricted Shares, and any consideration receivable for or in conversion of or exchange for the Restricted Shares, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its sole discretion, subject to applicable law.

(b)              Upon the expiration of the restrictions on the Restricted Shares provided in this Agreement as to any portion of the Restricted Shares, Limoneira in its sole discretion will either cause a new certificate(s) evidencing such amount of Common Stock to be delivered to the Participant (or, in the case of his death after Vesting, cause such certificate to be delivered to Participant’s legal representative, beneficiary, or heir) or re-provide book-entry Shares designated for the Participant (or, in the case of his death after Vesting, provide book-entry Shares designated for Participant’s legal representative, beneficiary, or heir) on the records of Limoneira’s transfer agent, in each case free of the restrictive legend set forth in Part 1, Section 3 of this Agreement; provided, however, that Limoneira shall not be obligated to issue any fractional Shares of Common Stock in the event of Share certificates.

8.             Income Reporting; Withholding; Tax Matters; Fees.

(a)               During each year of Vesting, Limoneira or its agent shall report all income to the appropriate tax authorities and withhold and pay all required local, state, federal, foreign income and other taxes and any other amounts required to be withheld by any governmental authority or law. The Participant may elect to have Shares withheld from the Vested Restricted Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) to reimburse Limoneira for any taxes paid on his behalf. The number of Shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Alternatively, upon the Vesting of the Restricted Shares, in accordance with procedures established by the Committee, the Participant may elect to reimburse Limoneira in cash for all applicable withholding taxes paid on his behalf.

(i)	In General. Limoneira has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer, or disposition of Restricted Shares (or any other benefit), and the Participant is in no manner relying on Limoneira or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Restricted Shares (including but not limited to the acquisition or disposition of the Restricted Shares) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that Limoneira has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

Exhibit 10.1

(ii)	Election Under Section 83(b) of the Code.

(A)	The Participant understands that Section 83 of the Code generally taxes as ordinary income the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Code Section 83. In this context, “substantially vested” means that the restrictions on such Shares (that have been issued) have lapsed and the Restricted Shares are Vested. The Participant understands that he may elect to have his taxable income determined at the time he acquires the Restricted Shares, rather than when and as the restrictions on the Restricted Shares lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Issue Date with respect to the Shares. The Participant understands that failure to make a timely filing under Code Section 83(b) will result in his recognition of ordinary income, as the restrictions on the applicable Shares lapse, on the fair market value of the applicable Shares at the time such restrictions lapse. The Participant further understands, however, that if Shares, with respect to which an election under Section 83(b) has been made, are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture. If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he will be unable to recognize any loss on the forfeiture of the Restricted Shares, even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(B)	The Participant understands that he should consult with his tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b). ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE ISSUE DATE. THIS TIME PERIOD CANNOT BE EXTENDED. THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS LIMONEIRA OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS BEHALF.

Exhibit 10.1

(C)	The Participant will notify Limoneira in writing, in a form and manner prescribed by Limoneira, within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

(b)              Fees. All third party fees relating to the release, delivery, or transfer of the Restricted Shares shall be paid by the Participant or other recipient. To the extent the Participant or other recipient is entitled to any cash payment from Limoneira or any of its Affiliates, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay Limoneira or its designee an amount equal to such fees immediately upon the Vesting of the Restricted Shares.

PART II – Provisions Applicable to Restricted Share Award

1.                  Incorporation of Plan. The rights and duties of Limoneira and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. The Participant acknowledges receipt of the Plan by executing this Agreement.

2.                  Nontransferability. The Restricted Shares shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession until the Restricted Shares become Vested. Bonus Awards shall not be transferable other than by will or the laws of the intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a prohibited transfer.

3.                  Superseding Agreement: Binding Effect. This Agreement supersedes any statements, representations, or agreements of Limoneira or an Affiliate with respect to the grant of the Awards or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations, or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, any employment agreement or any other similar agreement between the Participant and Limoneira or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.

Exhibit 10.1

4.                  Amendment and Termination; Waiver. Except as permitted by the Plan, and subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by Limoneira or an Affiliate of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to reduce any Award or to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

5.                  Income Reporting; Withholding; Tax Matters. Limoneira, its Affiliates, or their agents shall report all income to the appropriate tax authorities and withhold all required local, state, federal, foreign, and other taxes and any other amounts required to be withheld by any governmental authority or law.

In general, Limoneira and its Affiliates have made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Awards. The Participant also acknowledges that Limoneira and its Affiliate have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

6.                  Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of Limoneira, to its Committee, 1141 Cummings Road, Santa Paula, CA 93060, and in the case of the Participant, to the last known address of the Participant as reflected in Limoneira’s records.

7.                  Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators, and beneficiaries and Limoneira and its successors and assigns.

8.                  Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.                  Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, Limoneira may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to Limoneira or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

Exhibit 10.1

10.              Compliance with Laws; Restrictions on Awards and Shares. Limoneira may impose such restrictions on the Awards and the shares or other benefits underlying the Awards as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange, or similar organization and any blue sky, state, or foreign securities laws applicable to such Awards or shares. Notwithstanding any other provision in the Plan or this Agreement to the contrary, Limoneira shall not be obligated to issue, deliver, or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended). Limoneira may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Restricted Shares (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

[Signature Page to Follow]

Exhibit 10.1

IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below on behalf of Limoneira and by the Participant effective as of the day and year first above written.

LIMONEIRA COMPANY

By:

Title:

Date:

PARTICIPANT

Date: